                                  EXHIBIT 99.1

                                  PRESS RELEASE

                                  PRESS RELEASE



    CENTRAL FINANCIAL ACCEPTANCE CORPORATION ANNOUNCES FILING AN INFORMATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS PLAN OF COMPLETE
                   DISSOLUTION, LIQUIDATION AND DISTRIBUTION.



        COMMERCE, CALIFORNIA: October 2, 2000 - Central Financial Acceptance Corporation (OTCBB:"CFAC") announced today that its Board of Directors and stockholders owing a majority of the outstanding common stock have approved a Plan of Complete Dissolution, Liquidation and Distribution (the "Plan"), under which the operations of CFAC have been separated into two subsidiaries: Hispanic Express, Inc. and Banner Central Finance Company, whose outstanding common shares will be distributed to each CFAC shareholder on a yet to be determined liquidation date.

        In connection therewith, CFAC has submitted to the Securities and Exchange Commission (the "SEC") an Information Statement covering pertinent business and financial information required to be filed prior to CFAC effecting its dissolution and liquidation, and making the distribution of the common stock of these two subsidiaries to its stockholders. Upon receiving appropriate clearance from the SEC, CFAC will determine the liquidation date under the Plan.

        Mr. Cypres, Chairman of the Board of CFAC, stated that "Hispanic Express, Inc. has been formed to operate CFAC's travel and small loan businesses, while Banner Central Finance Company has been formed to operate CFAC's mortgage origination business and to purchase consumer receivables which are generated from the sale of consumer products sold by an affiliated company." Mr. Cypres further stated that "the Board of Directors decided to adopt the Plan as part of CFAC's continuing objective of enhancing long term shareholder value and that the Board of Directors has the ability to abandon, defer or modify the Plan any time prior to the Plan's consummation, should other considerations, including the possible sale of CFAC arise." Mr. Cypres also added that "third quarter operating results would be adversely impacted by the continuing bus strike in Los Angeles."

        CFAC is a specialized multi-unit travel service company with an expanding Internet travel business that primarily serves the travel needs of the growing low-income Hispanic population in California.

        Certain statements in this press release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward looking statements. Factors that might cause such a difference include but are not limited to economic conditions, credit quality, fluctuations in interest rates, our relationship with our airlines, capital availability, technology, competition in the geographic and business areas in which the Company conducts its operations and other factors discussed in the Company's Annual Report on Form 10-K.



Contact: Gary Cypres, Chairman (323) 720-8600